Exhibit 16.1

Bongiovanni & Associates, PA

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PCAOB REGISTERED

April 29, 2014

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re:   Kat Gold Holdings Corp.

Dear Sirs:

We were previously the principal auditors for Kat Gold Holdings Corp. and we reported on the financial statements of Kat Gold Holdings Corp.  We have read Kat Gold Holdings Corp.'s statements under Item 4 of its Form 8-K, dated April 28, 2014, and we agree with such statements.

For the most recent fiscal period through to April 28, 2014, there have been no disagreements between Kat Gold Holdings Corp. and Bongiovanni & Associates, PA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Bongiovanni & Associates, PA would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ Bongiovanni & Associates, PA

Bongiovanni & Associates, PA